Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U. S. CELLULAR RECEIVE ACCEPTANCE LETTERS FROM THE AMEX

CHICAGO — Dec. 12, 2006 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that the American Stock Exchange (AMEX) has accepted their plans to regain compliance with AMEX listing standards, and has granted both companies an extension until Jan. 22, 2007 to do so. The companies will regain compliance with the AMEX listing standards when they file their Forms 10-Q for the quarter ended Sept. 30, 2006 with the Securities and Exchange Commission. TDS and U.S. Cellular expect to file their results for the quarter ended Sept. 30, 2006 on or before Jan. 22, 2007. During the extension period, both companies are subject to periodic review by the AMEX.

On Nov. 22, 2006, TDS and U.S. Cellular received notices from the AMEX indicating that the companies were not in compliance with listing standards due to their failure to file quarterly reports on Form 10-Q for the quarter ended Sept. 30, 2006 on a timely basis. TDS and U.S. Cellular equity securities trade on the AMEX.

The companies did not file their Forms 10-Q on a timely basis because both companies decided to restate financial results for the first and second quarters of 2006 and each of the years ended Dec. 31, 2002 — 2005, including quarterly information for 2004 and 2005. The restatement is primarily due to the correction of the accounting for prepaid forward contracts under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. In connection with the restatement of prior period financial results relating to SFAS 133, TDS and U.S. Cellular identified a number of out-of-period adjustments related to revenues and expenses that were recorded in the financial statements previously but not in the proper periods. The additional adjustments are significant for certain prior periods. Therefore, in light of the decision to restate, the company considered it appropriate to include these adjustments in the restatement.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Sept. 30, 2006, the company employed 11,700 people and served 6.9 million customers/units in 36 states.

About U.S. Cellular

As of Sept. 30, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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